UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 22, 2012

Commission File Number:   00053524

Diversified Global Holdings Group, Inc.
(Exact name of small business issuer as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)
743184267
(IRS Employer Identification No.)

800 N. Magnolia Ave., Suite 105, Orlando, Florida 32803
(Address of principal executive offices)

4078433344
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On October 19, 2011, we entered into a Securities Purchase Agreement with Asher Enterprises, Inc. ("Asher"), pursuant to which Asher advanced us $103,500, this loan being made pursuant to an 8% Convertible Promissory Note due July 24, 2012 (the "Note"). Pursuant to the terms of the Note, it is an event of default if we fail to file quarterly or annual reports pursuant to the filing requirements of the Exchange Act. Due to delays in the audits of several of the Company's Russian construction subsidiaries, we have not filed timely our Annual Report on Form 10-K for the year ended December 31, 2011 or our Quarterly Report on Form 10-Q for the three month period ended March 31, 2012, and received from Asher on May 22, 2012 a notice of default from Asher. The Note provides that by reason of this default Asher may declare, and it did so in its May 22, 2012 notice, 150% of the then outstanding principal balance of the Note, plus interest, costs and other obligations owing by us to be immediately due and payable. Prior to receipt of the May 22, 2012 notice from Asher we were working with Asher to negotiate and complete a settlement of amounts owed by us under the Note, in the process of which we paid Asher $15,000 on account of amounts we owe pursuant to the Note, and are continuing to work with Asher to settle our obligations under the Note following receipt of Asher's notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diversified Global Holdings Group, Inc.

Date:   May 29, 2012
By:	/s/ Richard Lloyd

Name: Richard Lloyd
Title: Chief Executive Officer